Contact: Amy Hopkins
Phone: 202-774-3253
E-Mail: ahopkins@washreit.com

WashREIT Announces Private Placement of $350 Million of Green Bonds

Washington, DC, October 5, 2020 - WashREIT (NYSE: WRE) today announced that it has entered into an agreement to issue $350.0 million aggregate principal amount of 3.44% senior unsecured 10-year notes (the “Notes”). The Notes are scheduled to mature on December 29, 2030. The closing and funding of the Notes is expected to occur on December 29, 2020, with the ability for such closing and funding to occur earlier upon the Company’s election, in each case, subject to the satisfaction of standard closing conditions.

The Company intends to allocate the net proceeds from the offering to finance or refinance recently completed and future green building and energy efficiency, sustainable water and wastewater management and renewable energy projects (“Eligible Green Projects”) and, pending allocation to such Eligible Green Projects, such net proceeds may be used to repay borrowings outstanding on the Company’s revolving credit facilities or term loans and may be held in cash and cash equivalents.

“We are pleased with the results of this transaction which strengthens our balance sheet, extends our debt maturity ladder, and demonstrates our commitment to continuing to deliver superior sustainability performance,” said Paul T. McDermott, President and CEO of WashREIT.

The offer and sale of the Notes have not been and will not be registered under the U.S. Securities Act of 1933 as amended (the “Act”), or the securities laws of any state or other jurisdiction, and the Notes may not be offered or sold in the United States or any other jurisdiction absent registration or an applicable exemption from the registration requirements of the Act and the applicable securities laws of any state or other jurisdiction. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About WashREIT

WashREIT owns and operates uniquely positioned real estate assets in the Washington D.C. market. Backed by decades of experience, expertise and ambition, we create value by transforming insights into strategy and strategy into action. As of October 5, 2020, the Company's portfolio of 45 properties includes approximately 3.7 million square feet of commercial space and 6,861 multifamily apartment units. These 45 properties consist of 22 multifamily properties,15 office properties, and 8 retail centers. Our shares trade on the NYSE and our company currently has an enterprise value of approximately $3 billion. With a track record of driving returns and delivering satisfaction, we are a trusted authority in one of the nation's most competitive real estate markets.